Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

UNIVISION HOLDINGS, INC.

(F/K/A BROADCASTING MEDIA PARTNERS, INC.)

Univision Holdings, Inc. (f/k/a Broadcasting Media Partners, Inc.), a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is Univision Holdings, Inc. Prior to the amendment to the Certificate of Incorporation dated June 11, 2015, the name of the Corporation was Broadcasting Media Partners, Inc. The Corporation was originally formed as a limited liability company under the name of Umbrella Holdings, LLC and the certificate of formation was filed with the Secretary of State of the State of Delaware on June 6, 2006. The certificate of conversion of the Corporation from a limited liability company to a corporation and the original Certificate of Incorporation of the Corporation (the “Original Certificate”) were each filed with the Secretary of State of the State of Delaware on March 12, 2007.

SECOND: The Original Certificate was amended and restated pursuant to an Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on March 22, 2007 (the “First Amended Certificate”).

THIRD: The First Amended Certificate was amended and restated pursuant to an Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on March 28, 2007 (the “Second Amended Certificate”).

FOURTH: The Second Amended Certificate was amended pursuant to a Certificate of Amendment of the Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on February 4, 2008 (the “Third Amended Certificate”).

FIFTH: The Third Amended Certificate was amended and restated pursuant to an Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on November 23, 2010 (the “Fourth Amended Certificate”).

SIXTH: The Fourth Amended Certificate was amended and restated pursuant to an Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on November 24, 2010 (the “Fifth Amended Certificate”).

SEVENTH: The Fifth Amended Certificate was amended and restated pursuant to an Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on December 20, 2010 (the “Sixth Amended Certificate”).

EIGHTH: The Sixth Amended Certificate was amended pursuant to an Amendment to the Certificate of Incorporation on June 11, 2015 (the “Name Change Amendment”)

NINTH: Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation has been duly adopted and restates and integrates and further amends the provisions of the Sixth Amended Certificate, as amended by the Name Change Amendment.

TENTH: The text of the Certificate of Incorporation of the Corporation, as amended and restated to date, is hereby amended and restated in its entirety to read as follows:

1. The name of the Corporation is Univision Holdings, Inc.

2. The registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4. Capital Stock.

4.1. Authorized Shares. The total number of shares of capital stock that the Corporation has authority to issue is [Six Billion One] ([6,000,000,001]) shares, consisting of:

(a) [One Billion] ([1,000,000,000]) shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”);

(b) [One Billion] ([1,000,000,000]) shares of Class S-1 Common Stock, par value $0.001 per share (“Class S-1 Common Stock”);

(c) [One Billion] ([1,000,000,000]) shares of Class S-2 Common Stock, par value $0.001 per share (“Class S-2 Common Stock” and; together with the Class S-1 Common Stock, “Class S Common Stock”);

(d) [One Billion] ([1,000,000,000]) shares of Class T-1 Common Stock, par value $0.001 per share (“Class T-1 Common Stock”);

(e) [One Billion] ([1,000,000,000]) shares of Class T-2 Common Stock, par value $0.001 per share (“Class T-2 Common Stock”);

(f) One (1) share of Class T-3 Common Stock, par value $0.001 per share (the “Class T-3 Common Stock”; and together with Class T-1 Common Stock, and the Class T-2 Common Stock, “Class T Common Stock”); and

(g) [One Billion] ([1,000,000,000]) shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).

Each share of Class A common stock, par value $0.001 per share, of the Corporation issued and outstanding or held in the treasury of the Corporation immediately prior to the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”) shall be changed into and reclassified into [            ] fully paid and non-assessable shares of Class S-1 Common Stock, such that at the Effective Time each holder of record of one (1) share of Class A common stock, par value $0.001 per share, of the Corporation immediately prior to the Effective Time shall, without further action, be and become the holder of [            ] shares of Class S-1 Common Stock. Each share of Class B common stock, par value $0.001 per share, of the Corporation issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time shall be changed into and reclassified into [            ] fully paid and non-assessable shares of Class S-2 Common Stock such that at the Effective Time each holder of record of one (1) share of Class B common stock, par value $0.001 per share, of the Corporation immediately prior to the Effective Time shall, without any further action, be and become the holder of [            ] shares of Class S-2 Common Stock. Each share of Class C common stock, par value $0.001 per share, of the Corporation issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time shall be changed into and reclassified into (i) [            ] fully paid and non-assessable shares of Class T-1 Common Stock [and (ii) [1/            ] of one fully paid and non-assessable share of Class T-3 Common Stock, such that at the Effective Time each holder of record of one (1) share of Class C common stock, par value $0.001 per share, of the Corporation immediately prior to the Effective Time shall, without further action, be and become the holder of [            ] shares of Class T-1 Common Stock and [1/            ] of one share of Class T-3 Common Stock. Each share of Class D common stock, par value $0.001 per share, of the Corporation issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time shall be changed into and reclassified into [            ] fully paid and non-assessable shares of Class T-2 Common Stock, such that at the Effective Time each holder of record of one (1) share of Class D common stock, par value $0.001 per share, of the Corporation immediately prior to the Effective Time shall, without further action, be and become the holder of [            ] shares of Class T-2 Common Stock.

The Class A Common Stock, the Class S Common Stock and the Class T Common Stock are referred to collectively as the “Common Stock”; and each class shall be referred to as a class of Common Stock. The shares of Common Stock shall have the rights, preferences, privileges and limitations set forth below.

Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares as may be determined in good faith from time to time by the Board, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this Certificate of Incorporation. Each series of Preferred Stock shall be distinctly designated. Except in respect of the particulars fixed for a series by the Board as permitted hereby, all shares of Preferred Stock shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates of Preferred Stock from which dividends thereon shall be cumulative. The voting powers, if any, of each such series of Preferred Stock and the preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board is hereby expressly granted authority to fix, in the resolution or resolutions providing for the issue of a particular series of Preferred Stock, the voting powers, if any, of each such series and the designations, preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof to the full extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware.

4.2. Definitions. As used in this Certificate of Incorporation, the following terms have the following definitions:

4.2.1 “Acquisition Holdco” shall have the meaning set forth in the Stockholders Agreement.

4.2.2 “Affiliate” shall mean, with respect to any specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person; provided, however, that neither the Corporation nor any of its subsidiaries shall be deemed an Affiliate of any of the holders of shares of Common Stock (and vice versa), and, in addition, such specified Person’s Affiliates shall also include, (a) if such specified Person is a private equity investment fund, any other private equity investment fund the primary investment advisor to which is the primary investment advisor to such specified Person or an Affiliate thereof, and (b) if such specified Person is a natural Person, any Family Member of such natural Person.

4.2.3 “Affiliated Fund” shall mean, with respect to any specified Person, a private equity investment fund that is an Affiliate of such Person or that is advised by the same investment adviser as such Person or by an Affiliate of such investment adviser.

4.2.4 “Audit Committee” shall have the meaning set forth in the Principal Investor Agreement.

4.2.5 “BMP EBITDA” shall have the meaning set forth in the Stockholders Agreement.

4.2.6 “BMPH” shall mean Broadcast Media Partners Holdings, Inc., a Delaware corporation (together with its successors and permitted assigns).

4.2.7 “BMPS1” shall mean BMPI Services, LLC.

4.2.8 “BMPS1 LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of BMPI Services, LLC, dated as of January 29, 2008, as amended from time to time.

4.2.9 “BMPS2” shall mean BMPI Services II, LLC

4.2.10 “BMPS2 LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of BMPI Services II, LLC, dated as of December 20, 2010, as amended from time to time.

4.2.11 “BMPS3” shall mean BMPI Services III, LLC.

4.2.12 “BMPS3 LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of BMPI Services III, LLC, dated as of October 1, 2013, as amended from time to time.

4.2.13 “BMPS4” shall mean BMPI Services IV, LLC.

4.2.14 “BMPS4 LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of BMPI Services IV, LLC, dated as of November 23, 2013, as amended from time to time.

4.2.15 “Board” shall mean the Board of Directors of the Corporation.

4.2.16 “Bylaws” shall have the meaning set forth in Section 4.4.2(a).

4.2.17 “Calculation Date” shall mean immediately following the Televisa Closing on December 20, 2010.

4.2.18 “Capital Percentage” shall have the meaning set forth in the Investment Agreement.

4.2.19 “CEO Director” shall have the meaning in Section 4.5.2(d).

4.2.20 “Change of Control” shall have the meaning set forth in the Stockholders Agreement.

4.2.21 “Class A Common Stock” shall have the meaning set forth in Section 4.1(a).

4.2.22 “Class S-1 Common Stock” shall have the meaning set forth in Section 4.1(b).

4.2.23 “Class S-2 Common Stock” shall have the meaning set forth in Section 4.1(c).

4.2.24 “Class S Common Stock” shall have the meaning set forth in Section 4.1(c).

4.2.25 “Class S Director” shall have the meaning in Section 4.5.2(b).

4.2.26 “Class T-1 Common Stock” shall have the meaning set forth in Section 4.1(d).

4.2.27 “Class T-2 Common Stock” shall have the meaning set forth in Section 4.1(e).

4.2.28 “Class T-3 Common Stock” shall have the meaning set forth in Section 4.1(f).

4.2.29 “Class T Common Stock” shall have the meaning set forth in Section 4.1(f).

4.2.30 “Class T Director” shall have the meaning in Section 4.5.2(c).

4.2.31 “Closing” has the meaning set forth in the Principal Investor Agreement.

4.2.32 “Co-Investment Vehicle” shall mean any one of (a) the MDP Co-Investment Vehicles, collectively, (b) the PEP Co-Investment Vehicles, collectively, (c) the THL Co-Investment Vehicles, collectively, and (d) the TPG Co-Investment Vehicles, collectively.

4.2.33 “Common Stock” shall have the meaning set forth in Section 4.1.

4.2.34 “Company Securities” shall have the meaning set forth in Section 5.4(a).

4.2.35 “Compliant Change of Control Transaction” shall have the meaning set forth in the Stockholders Agreement.

4.2.36 “Compliant T-3 Transfer” shall have the meaning set forth in the Stockholders Agreement.

4.2.37 “Consolidated Leverage Ratio” shall have the meaning set forth in the Stockholders Agreement.

4.2.38 “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

4.2.39 “Convertible Securities” shall mean any evidence of indebtedness, shares of stock, options, warrants (including the TV Warrants) or other securities which are directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock, including any options and warrants.

4.2.40 “Corporation” shall have the meaning set forth in the Preamble.

4.2.41 “Credit Agreement” shall mean that certain Credit Agreement, dated as of March 29, 2007, as amended on June 19, 2009, and as amended and restated as of October 26, 2010, among Univision, Univision of Puerto Rico Inc., the lenders from time to time party thereto, Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the other agents from time to time party thereto, as the same may be amended from time to time.

4.2.42 “DGCL” shall have the meaning set forth in Section 3.

4.2.43 “Discriminate(s)” and “Discrimination” shall mean, with respect to a specified Person, to discriminate against such specified Person as compared to other applicable parties in a manner that is, or is reasonably expected to be, (a) with respect to all Persons other than the Televisa Investors, materially and disproportionately adverse to such specified Person and, (b) with respect to any Televisa Investor, disproportionately adverse to such Televisa Investor.

4.2.44 “Effective Time” shall have the meaning in Section 4.1.

4.2.45 “Equity Percentage” shall have the meaning set forth in the Stockholders Agreement.

4.2.46 “Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended from time to time.

4.2.47 “Fair Market Value” shall have the meaning set forth in Section 5.4(b).

4.2.48 “Family Member” shall mean, with respect to any natural Person, (a) any lineal descendant or ancestor or sibling (by birth or adoption) of such natural Person, (b) any spouse or former spouse of any of the foregoing, (c) any legal representative or estate of any of the foregoing, or the ultimate beneficiaries of the estate of any of the foregoing, if deceased and (d) any trust or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing Persons described in clauses (a) through (c) above.

4.2.49 “FCC” shall mean the United States Federal Communications Commission or any successor entity.

4.2.50 “FCC-Approved Trust” shall have the meaning set forth in the Stockholders Agreement.

4.2.51 “FCC FO Voting Cap” shall have the meaning set forth in the Stockholders Agreement.

4.2.52 “FCC Individual FO Equity Cap” shall have the meaning set forth in the Stockholders Agreement.

4.2.53 “FCC Individual FO Voting Cap” shall have the meaning set forth in the Stockholders Agreement.

4.2.54 “FCC Permitted Increase in Ownership” shall have the meaning set forth in the Investment Agreement.

4.2.55 “FCC Petition” shall have the meaning set forth in the Televisa Side Letter.

4.2.56 “FCC Regulatory Limitations” shall have the meaning set forth in Section 5.1.

4.2.57 “Federal Communications Laws” shall have the meaning set forth in Section 5.1.

4.2.58 “Fifth Amended Certificate” shall have the meaning set forth in the Recitals.

4.2.59 “First Amended Certificate” shall have the meaning set forth in the Recitals.

4.2.60 “Foreign Ownership Cap” shall have the meaning set forth in the Stockholders Agreement.

4.2.61 “Fourth Amended Certificate” shall have the meaning set forth in the Recitals.

4.2.62 “GAAP” shall mean United States generally accepted accounting principles as in effect on the date of the Televisa Closing.

4.2.63 “Glade Brook” shall mean Glade Brook Private Investors II L.P., a Delaware limited partnership.

4.2.64 “Glade Brook Investment Agreement” shall mean that certain Investment Agreement dated as of January 30, 2014 by and among Glade Brook, the Corporation, BMPH and Univision, as amended from time to time.

4.2.65 “Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or governmental, regulatory, judicial or administrative authority, agency, commission or court (including the FCC and applicable stock exchange(s)).

4.2.66 “Group” shall mean “group” (within the meaning of Section 13(d)(3) of the Exchange Act); provided, that a “group” must be formed knowingly in order to constitute a Group, and the existence of any Group may not be established by mere parallel action.

4.2.67 “Indebtedness” shall have the meaning set forth in the Principal Investor Agreement.

4.2.68 “Independence” shall have the meaning set forth in the Principal Investor Agreement.

4.2.69 “Independent Director” shall have the meaning in Section 4.5.2(a).

4.2.70 “Initial Public Offering” shall mean the initial underwritten Public Offering registered on Form S-1 (or any successor form under the Securities Act).

4.2.71 “Investment Agreement” shall mean the Investment Agreement among the Corporation, Univision, Televisa, Pay-TV Venture, Inc., and BMPI Services II, LLC dated as of December 20, 2010, as amended from time to time.

4.2.72 “Law” shall mean any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree, order or any other judicially enforceable legal requirement (including common law) of any Governmental Authority.

4.2.73 “Majority in Interest” shall mean with respect to shares of Common Stock of one or more class(es), a majority in number of such shares of Common Stock of all such class or classes taken in the aggregate.

4.2.74 “Majority MDP Investors” shall mean, as of any date, the holders of a Majority in Interest of the shares of Common Stock held by the MDP Investors.

4.2.75 “Majority PEP Investors” shall mean, as of any date, the holders of a Majority in Interest of the shares of Common Stock held by the PEP Investors.

4.2.76 “Majority PITV Investors” shall mean, as of any applicable time, (a) PITV Investor Groups that, in the aggregate, hold greater than fifty percent (50%) of the outstanding Common Stock then held by all PITV Investor Groups (provided, in the case of the Televisa Investors, including only shares of Common Stock held directly by the Televisa Investors that do not exceed ten percent (10%) of the aggregate shares of Common Stock then outstanding) and (b) a majority of the PITV Investor Groups; provided, that if the aggregate number of PITV Investor Groups is two and both of the PITV Investor Groups have not reached agreement or consented with respect to a matter, the term “Majority PITV Investors” shall have the meaning set forth in clause (a) of this definition only; provided, further, that no Principal Investor Group shall be deemed to be a Principal Investor Group for purposes of this definition from and after such time that it has voluntarily Transferred more than ninety-five percent (95%), in the aggregate, of the Shares held by such Principal Investor Group on the Calculation Date (as adjusted for stock splits, stock dividends, reverse stock splits, stock combinations recapitalizations, reclassifications (including the reclassification in Section 4.1) and other similar capitalization changes) to Persons other than its Permitted Transferees and/or a Purchaser of Control; and provided, further, that, following a Transfer of control to an initial or subsequent Purchaser of Control, such Purchaser of Control shall have the right to exercise the rights of the transferor Principal Investor Groups and the transferor PITV Investor Groups in accordance with Section 3.8 of the Stockholders Agreement.

4.2.77 “Majority Principal Investors” shall mean, as of any applicable time, (a) Principal Investor Groups (excluding, in each case, Co-Investment Vehicles that constitute part of such Principal Investor Group) that, in the aggregate, hold at least 60% of the outstanding Common Stock then held by all Principal Investor Groups (without taking into account shares of Common Stock held by Co-Investment Vehicles that are part of such Principal Investor Group) and (b) a majority of the Principal Investor Groups; provided, that if the aggregate number of Principal Investor Groups is an even number and a majority of the Principal Investor Groups has not reached agreement or consented with respect to a matter, the term “Majority Principal Investors” shall have the meaning set forth in clause (a) of this definition only; provided, further, that no Principal Investor Group shall be deemed to be a Principal Investor Group for purposes of this definition from and after such time that it has voluntarily Transferred more than ninety-five percent (95%) (or following a Sponsor Exit Sell-Down, ninety-eight percent (98%) in the event TOC Approval has not been received), in the aggregate, of the Shares held by such Principal Investor Group on the Calculation Date (as adjusted for stock splits, stock dividends, reverse stock splits, stock combinations recapitalizations, reclassifications (including the reclassification in Section 4.1) and other similar capitalization changes) to Persons other than its Permitted Transferees and/or a Purchaser of Control; provided, further, that, following a Transfer of control to an initial or subsequent Purchaser of Control, such Purchaser of Control shall have the right to exercise the rights of the Principal Investors and the Majority Principal Investors in accordance with Section 3.8 of the Stockholders Agreement.

4.2.78 “Majority SCG Investors” shall mean, as of any date, the holders of a Majority in Interest of the shares of Common Stock held by the SCG Investors.

4.2.79 “Majority Televisa Investors” shall mean, as of any date, the holders of a Majority in Interest of the shares of Common Stock held by the Televisa Investors.

4.2.80 “Majority THL Investors” shall mean, as of any date, the holders of a Majority in Interest of the shares of Common Stock held by the THL Investors.

4.2.81 “Majority TPG Investors” shall mean, as of any date, the holders of a Majority in Interest of the shares of Common Stock held by the TPG Investors.

4.2.82 “Maximum Equity Percentage” shall have the meaning set forth in the Stockholders Agreement.

4.2.83 “Maximum Voting Percentage” shall have the meaning set forth in the Stockholders Agreement.

4.2.84 “MDP” shall mean, as of any date, Madison Dearborn Capital Partners IV, L.P., Madison Dearborn Capital Partners V-A, L.P., MDCPV Intermediate (Umbrella), L.P., MDCPIV Intermediate (Umbrella), L.P., and their respective Permitted Transferees, in each case only if such Person holds any Shares.

4.2.85 “MDP Co-Investment Vehicles” shall mean, as of any date, MDCP Foreign Co-Investors (Umbrella), L.P., MDCP US Co-Investors (Umbrella), L.P. and their respective successor entities, and any Affiliated Fund thereof if, in each case, (i) substantially all of the equity thereof (including amounts paid for the acquisition of any Convertible Securities to subscribe for, purchase or otherwise acquire such equity) has not been contributed by the same investors, partners and members as contributed to the equity of MDP, (ii) such entity has been formed for the main purpose of investing in the Corporation or any Affiliate thereof, and (iii) such entity owns Shares. For the avoidance of doubt, neither MDCPIV Intermediate (Umbrella), L.P., MDCPV Intermediate (Umbrella), L.P. nor any successor thereof shall be deemed to be a Co-Investment Vehicle for the purposes of this Certificate of Incorporation.

4.2.86 “MDP Investors” shall mean, as of any date, MDP, the MDP Co-Investment Vehicles, and their respective Permitted Transferees, in each case only if such Person holds any Shares.

4.2.87 “Nominating Committee” shall have the meaning set forth in the Principal Investor Agreement.

4.2.88 “Original Certificate” shall have the meaning set forth in the Recitals.

4.2.89 “Participation, Registration Rights and Coordination Agreement” shall mean the Second Amended and Restated Participation, Registration Rights and Coordination Agreement of the Corporation, dated as of the date hereof, as amended from time to time.

4.2.90 “PEP” shall mean, as of any date, Providence Equity Partners V (Umbrella US) L.P., Providence Equity Partners VI (Umbrella US) L.P., Providence Investors V (Univision) L.P., Providence Investors VI (Univision) L.P. and their respective Permitted Transferees, in each case only if such Person holds any Shares.

4.2.91 “PEP Co-Investment Vehicles” shall mean, as of any date, Providence Co-Investors (Univision) L.P., Providence Co-Investors (Univision US) L.P. and their respective successor entities, and any Affiliated Fund thereof if, in each case, (i) substantially all of the equity thereof (including amounts paid for the acquisition of any Convertible Securities to subscribe for, purchase or otherwise acquire such equity) has not been contributed by the same investors, partners and members as contributed to the equity of PEP, (ii) such entity has been formed for the main purpose of investing in the Corporation or any Affiliate thereof, and (iii) such entity owns Shares. For the avoidance of doubt, neither Providence Investors V (Univision) L.P., Providence Investors VI (Univision) L.P., nor any successor thereof shall be deemed to be a Co-Investment Vehicle for the purposes of this Certificate of Incorporation.

4.2.92 “PEP Investors” shall mean, as of any date, PEP, the PEP Co-Investment Vehicles, and their respective Permitted Transferees, in each case only if such Person holds any Shares.

4.2.93 “Permitted Transferee” shall mean, in respect of (a) any PITV Investor, (i) any Affiliate of such PITV Investor (other than a portfolio company of such PITV Investor) or (ii) any successor entity, and (b) any SCG Investor, (i) any Person which is controlled by or for the benefit of Haim Saban or Cheryl Saban (or in the event of their divorce, their subsequent respective spouses) (collectively “Saban”) or their Family Members (other than a portfolio company of any SCG Investor), (ii) then-current or former officers and/or employees of Saban or entities controlled by Saban who were issued such interests as a result of or in connection with their employment by Saban, or such officers’ and/or employees’ Family Members to the extent they receive such Transferred interests initially issued to such officer or employee as a result of or in connection with his or her employment by Persons controlled by Saban, and (iii) any trust, custodianship or other entity created for estate or tax planning purposes all of the beneficiaries of which are any of the persons listed in subclause (i) to (iii) of this clause (b); in each case described in clauses (a) and (b), only if such Transferee agrees to be bound by the terms of the Transaction Agreements in accordance with their respective terms to the same extent its transferor is bound thereby (it being understood that any Transfer not meeting the foregoing conditions but purporting to rely on Section 3.1.1 of the Stockholders Agreement shall be null and void). In addition, any stockholder of the Corporation shall be a Permitted Transferee of the Permitted Transferees of itself and any member of a Principal Investor Group shall be a Permitted Transferee of any other member of such Principal Investor Group. No Restricted Person shall be a “Permitted Transferee.”

4.2.94 “Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

4.2.95 “PITV Investor Group” shall mean (a) each of the Principal Investor Groups; and (b) the Televisa Investors; provided, however, that the Televisa Investors shall cease to be a PITV Investor Group after a Televisa Sell-Down. Where this Certificate of Incorporation provides for the vote, consent or approval of any PITV Investor Group, such vote, consent or approval shall be determined by (i) the Majority MDP Investors, the Majority PEP Investors, the Majority SCG Investors, the Majority Televisa Investors, the Majority THL Investors or the Majority TPG Investors, as the case may be, or (ii) a Purchaser of Control, as applicable, except as otherwise specifically set forth herein.

4.2.96 “PITV Investors” shall mean the Televisa Investors and the Principal Investors, collectively; provided that a Principal Investor and/or a Televisa Investor shall cease to be a PITV Investor if it ceases to be a member of a PITV Investor Group; provided, further, that, following a Transfer of control to an initial or subsequent Purchaser of Control, such Purchaser of Control shall have the right to exercise the rights of the transferor Principal Investors in accordance with Section 3.8 of the Stockholders Agreement.

4.2.97 “Post-Sponsor Exit CEO Director” shall have the meaning in Section 4.5.3(c).

4.2.98 “Post-Sponsor Exit Class T Director” shall have the meaning in Section 4.5.3(b).

4.2.99 “Post-Sponsor Exit Independent Director” shall have the meaning in Section 4.5.3(a).

4.2.100 “Preferred Stock” shall have the meaning set forth in Section 4.1(g).

4.2.101 “Principal Investor” shall mean any member of a Principal Investor Group that holds Shares.

4.2.102 “Principal Investor Agreement” shall mean the Second Amended and Restated Principal Investor Agreement of the Corporation, dated as of the date hereof, as amended from time to time.

4.2.103 “Principal Investor Eighty-Five Percent Sell-Down” shall have the meaning set forth in the Stockholders Agreement.

4.2.104 “Principal Investor Group” shall mean any one of (a) the MDP Investors, collectively, (b) the PEP Investors, collectively, (c) the SCG Investors, collectively, (d)

the THL Investors, collectively, and (e) the TPG Investors, collectively; provided, however, that any such Principal Investor Group shall cease to be a Principal Investor Group at such time that it has voluntarily Transferred more than ninety-five percent (95%) (or following a Sponsor Exit Sell-Down, ninety-eight percent (98%) in the event TOC Approval has not been received) of the Shares held by the Principal Investor Group on the Calculation Date (as adjusted for stock splits, stock dividends, reverse stock splits, stock combinations recapitalizations, reclassifications (including the reclassification in Section 4.1) and other similar capitalization changes) to Persons other than its Permitted Transferees and/or a Purchaser of Control; provided, further, that, following a Transfer of control to an initial or subsequent Purchaser of Control, such Purchaser of Control shall have the right to exercise the rights of the Principal Investor Groups in accordance with Section 3.8 of the Stockholders Agreement. Where this Certificate of Incorporation provides for the vote, consent or approval of any Principal Investor Group, such vote, consent or approval shall be determined by (i) the Majority MDP Investors, the Majority PEP Investors, the Majority THL Investors, the Majority TPG Investors, or the Majority SCG Investors, as the case may be, or (ii) any Purchaser of Control, as applicable, except as otherwise specifically set forth herein.

4.2.105 “Principal Investor Ninety-Eight Percent Sell Down” shall have the meaning set forth in the Stockholders Agreement.

4.2.106 “Principal Investor Sell-Down” shall have the meaning set forth in the Stockholders Agreement.

4.2.107 “Principal Investor Two-Thirds Sell-Down” shall have the meaning set forth in the Stockholders Agreement.

4.2.108 “Public Offering” shall mean a public offering and sale of Common Stock for cash pursuant to an effective registration statement under the Securities Act.

4.2.109 “Purchaser of Control” shall have the meaning set forth in the Stockholders Agreement.

4.2.110 “Qualified Public Offering” shall have the meaning set forth in the Stockholders Agreement.

4.2.111 “Ratio Calculation Date” shall have the meaning given to it in the definition of “Consolidated Leverage Ratio” as set forth herein.

4.2.112 “Redemption Date” shall have the meaning set forth in Section 5.4(d).

4.2.113 “Redemption Securities” shall have the meaning set forth in Section 5.4(e).

4.2.114 “Refinancing Indebtedness” means new Indebtedness that refinances existing Indebtedness up to the same outstanding principal amount (or unused commitments in the case of then-existing revolving Indebtedness or then-existing receivables financing plus any applicable premiums and accrued interest or discount on such refinanced Indebtedness) plus the fees and expenses incurred directly related to the issuance of the new Indebtedness.

4.2.115 “Related Party” shall have the meaning set forth in the Principal Investor Agreement.

4.2.116 “Restricted Class A Common Shares” shall have the meaning set forth in the Stockholders Agreement.

4.2.117 “Restricted Class A Voting Amount” shall have the meaning set forth in the Stockholders Agreement.

4.2.118 “Restricted Class S-1 Common Shares” shall have the meaning set forth in the Stockholders Agreement.

4.2.119 “Restricted Person” shall have the meaning set forth in the Stockholders Agreement.

4.2.120 “Restricted Public Stockholders” shall have the meaning set forth in Section 5.4(f).

4.2.121 “Restricted Subsidiary” shall mean any direct or indirect subsidiary of the Company that is not an Unrestricted Subsidiary

4.2.122 “Saban” shall have the meaning set forth in the definition of “Permitted Transferee.”

4.2.123 “Saban Arrangements” shall mean the arrangements reflected in the Saban Services Agreement, the BMPS1 LLC Agreement, the BMPS2 LLC Agreement, the BMPS3 LLC Agreement or the BMPS4 LLC Agreement, as amended from time to time.

4.2.124 “Saban Services Agreement” shall mean the Amended and Restated Services Agreement, by and between the Corporation, SCG Investments IIB LLC, BMPS1, BMPS2, BMPS3 and BMPS4, dated as of the date hereof, as amended from time to time.

4.2.125 “Sale Date” shall have the meaning set forth in Section 5.4(g).

4.2.126 “SCG Investors” shall mean, as of any date, SCG Investments II, LLC and its Permitted Transferees, in each case only if such Person holds any Shares.

4.2.127 “Second Amended Certificate” shall have the meaning set forth in the Recitals.

4.2.128 “Securities Act” shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended from time to time.

4.2.129 “Service Agreements” shall have the meaning set forth in the Stockholders Agreement.

4.2.130 “Shares” shall have the meaning set forth in the Stockholders Agreement.

4.2.131 “Sixth Amended Certificate” shall have the meaning set forth in the Recitals.

4.2.132 “Specified Debt Level” means $10,601.7 million plus any cumulative accretion in the interest on any outstanding 9.75%/10.50% senior toggle notes due 2015 of Univision, less cumulative mandatory amortization and voluntary and mandatory prepayments, repayments, redemptions, purchases or repurchases (in each case, other than as a result of the incurrence of Refinancing Indebtedness relating thereto and the application of the proceeds thereof) of the term loans under the Credit Agreement, in each case, from and after September 30, 2010.

4.2.133 “Spin-Off Securities” shall have the meaning set forth in Section 4.4.3(j).

4.2.134 “Spin-Off Transaction” shall have the meaning set forth in Section 4.4.3(j).

4.2.135 “Sponsor Exit Sell-Down” shall mean the earliest of (a) a Principal Investor Sell-Down, (b) after the third (3rd) anniversary of a Principal Investor Eighty-Five Percent Sell-Down and (c) the first date after a Principal Investor Eighty-Five Percent Sell-Down on which date the remaining Common Stock held collectively by the Principal Investor Groups is not held by (x) at least three (3) of the Principal Investor Groups who each then hold at least fifteen percent (15%) of the aggregate shares of Common Stock then held by the Principal Investor Groups in the aggregate (either directly or through such Principal Investors’ ownership of Units of BMPS1 and BMPS3) or (y) if the SCG Investors continue to hold more than a de minimus number of shares of Common Stock at such time, at least two (2) of the Principal Investor Groups who each then hold at least fifteen percent (15%) of the aggregate shares of Common Stock then held by the Principal Investor Groups in the aggregate (either directly or through such Principal Investors’ ownership of Units of BMPS1 and BMPS3).

4.2.136 “Sponsor Sell-Down CEO Director” shall have the meaning set forth in Section 4.5.3(d).

4.2.137 “Sponsor Sell-Down Class S Director” shall have the meaning set forth in Section 4.5.3(b).

4.2.138 “Sponsor Sell-Down Class T Director” shall have the meaning set forth in Section 4.5.3(c).

4.2.139 “Sponsor Sell-Down Independent Director” shall have the meaning set forth in Section 4.5.3(a).

4.2.140 “Stockholders Agreement” shall mean the Second Amended and Restated Stockholders Agreement of the Corporation, dated as of the date hereof, as amended from time to time.

4.2.141 “Subsidiary” of any Person, shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

4.2.142 “T Voting Amount” shall have the meaning set forth in the Stockholders Agreement.

4.2.143 “T-3 Permitted Transferee” shall mean any Person who is Transferred the share of Class T-3 Common Stock in a Compliant T-3 Transfer.

4.2.144 “T-3 Voting Amount” shall have the meaning set forth in the Stockholders Agreement.

4.2.145 “Televisa” shall mean, as of any date, Grupo Televisa, S.A.B., a corporation organized under the laws of Mexico, and its Permitted Transferees who hold any Shares.

4.2.146 “Televisa Closing” shall mean the “Closing” as defined in the Investment Agreement.

4.2.147 “Televisa Eighty Percent Sell-Down” shall have the meaning set forth in the Stockholders Agreement.

4.2.148 “Televisa Investors” shall mean, as of any date, collectively, (i) Televisa; (ii) any Person that is not a Permitted Transferee of Televisa but that is, as of such date, a member of a Group of which Televisa and/or any of its Affiliates is a member with respect to securities of the Corporation (excluding any Principal Investor); and (iii) a Permitted Transferee of a Person described in clause (ii) above, provided that such Permitted Transferee is, as of such date, a member of a Group of which Televisa and/or any of its Affiliates is a member with respect to securities of the Corporation (excluding any Principal Investor); in each case under clauses (i), (ii) and (iii), only if and to the extent such Person is then a Stockholder and holds any Shares; provided, further, that neither of BMPS2 nor BMPS4 shall constitute a Televisa Investor and Televisa shall not be responsible for any actions or failures to act of BMPS2 or BMPS4, but Televisa shall be deemed to hold the Shares held by BMPS2 and/or BMPS4, including regardless of any Transfer of Shares by BMPS2 or BMPS4 under the Saban Arrangements.

4.2.149 “Televisa Sell-Down” shall have the meaning set forth in the Stockholders Agreement.

4.2.150 “Televisa Side Letter” shall mean that certain letter agreement, dated as of [            ], 2015, between Televisa and the Company, as amended from time to time.

4.2.151 “Televisa Supervoting Forfeiture Condition” shall have the meaning set forth in the Stockholders Agreement.

4.2.152 “Televisa Transaction” shall have the meaning set forth in Section 4.5.5.

4.2.153 “Third Amended Certificate” shall have the meaning set forth in the Recitals.

4.2.154 “Third Party Purchase Price” shall have the meaning set forth in Section 5.4(h).

4.2.155 “THL” shall mean, as of any date, Thomas H. Lee Equity Fund VI, L.P., THL Equity Fund VI Investors (Univision), L.P., and their respective Permitted Transferees, in each case only if such Person holds any Shares.

4.2.156 “THL Co-Investment Vehicles” shall mean, as of any date, THL Equity Fund VI Intermediate Investors (Univision), L.P., THL Equity Fund VI Intermediate Investors (Univision US), L.P., THL Equity Fund VI Investors (GS), LLC, and their respective successor entities, and any Affiliated Fund thereof if, in each case, (i) substantially all of the equity thereof (including amounts paid for the acquisition of any Convertible Securities to subscribe for, purchase or otherwise acquire such equity) has not been contributed by the same investors, partners and members as contributed to the equity of THL, (ii) such entity has been formed for the main purpose of investing in the Corporation or any Affiliate thereof, and (iii) such entity owns Shares. For the avoidance of doubt, neither THL Equity Fund VI Investors (Univision), L.P. nor any successor thereof shall be deemed to be a Co-Investment Vehicle for the purposes of this Certificate of Incorporation.

4.2.157 “THL Investors” shall mean, as of any date, THL, the THL Co-Investment Vehicles, and their respective Permitted Transferees, in each case only if such Person holds any Shares.

4.2.158 “TOC Application” shall have the meaning set forth in the Televisa Side Letter.

4.2.159 “TOC Approval” shall mean the written grant of approval by the FCC of a TOC Application.

4.2.160 “TPG” shall mean, as of any date, TPG Umbrella IV, L.P., TPG Media V-AIV 1, L.P., TPG Umbrella International IV, L.P., TPG Media V-AIV 2, L.P. and their respective Permitted Transferees, in each case only if such Person holds any Shares.

4.2.161 “TPG Co-Investment Vehicles” shall mean, as of any date, TPG Umbrella Co-Investment, L.P., TPG Umbrella International Co-Investment, L.P., and their respective successor entities, and any Affiliated Fund thereof if, in each case, (i) substantially all of the equity thereof (including amounts paid for the acquisition of any

Convertible Securities to subscribe for, purchase or otherwise acquire such equity) has not been contributed by the same investors, partners and members as contributed to the equity of TPG, (ii) such entity has been formed for the main purpose of investing in the Corporation or any Affiliate thereof, and (iii) such entity owns Shares. For the avoidance of doubt, neither TPG Umbrella International IV, L.P., TPG Umbrella International V, L.P. nor any successor thereof shall be deemed to be a Co-Investment Vehicle for the purposes of this Certificate of Incorporation.

4.2.162 “TPG Investors” shall mean, as of any date, TPG, the TPG Co-Investment Vehicles, and their respective Permitted Transferees, in each case only if such Person holds any Shares.

4.2.163 “Transaction Agreements” shall mean the Investment Agreement, the Principal Investor Agreement, the Stockholders Agreement, the Participation, Registration Rights and Coordination Agreement, the Glade Brook Investment Agreement, the TV Warrants, the Televisa Side Letter, the Service Agreements, this Certificate of Incorporation, the Bylaws, the organizational documents of BMPH and Univision.

4.2.164 “Transfer” shall mean any sale, pledge (provided that the term “Transfer” shall not be deemed to include a pledge of any Shares pursuant to a bona fide financing with a financial institution, commercial lender or other bona fide provider of debt financing, but shall be deemed to include a foreclosure on, or subsequent Transfer of, any such pledged Shares), assignment, encumbrance or other transfer or disposition of any Shares (or any voting or economic interest therein) to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. For the avoidance of doubt, it shall constitute a “Transfer” subject to the restrictions on Transfer contained or referenced in Section 3 of the Stockholders Agreement (a) if a transferee is not an individual, a trust or an estate, and the transferor or an Affiliate thereof ceases to control such transferee, (b) with respect to an Acquisition Holdco, or a holder of Shares which was formed for the purpose of holding Shares, there is a transfer of the equity interests of such Acquisition Holdco or holder other than to a Permitted Transferee of such Acquisition Holdco or holder or of the party transferring the equity of such holder or (c) with respect to an Affiliate of Televisa of which the Shares held by such Affiliate constitute a majority of the value of such Affiliate, there is a direct Transfer of the equity interests of such Affiliate other than to a Permitted Transferee of such Affiliate or of the party transferring the equity of such Affiliate or to the shareholders of any publicly traded parent entity of such Affiliate. For the avoidance of doubt, a conversion of Class A Common Stock, Class S Common Stock and/or Class T Common Stock into Common Stock of any such other classes pursuant to this Certificate of Incorporation shall not be deemed as a Transfer. For the avoidance of doubt, any Transfer of Units shall be treated as a Transfer of a proportional number of Shares held by BMPS1, BMPS2, BMPS3 and BMPS4, as applicable (based on the total number of Units outstanding and the total number of Shares held by BMPS1, BMPS2, BMPS3 or BMPS4, as the case may be), in each case, as of immediately prior to such Transfer. No securities transferred to or held by BMPS1, BMPS2, BMPS3 or BMPS4 will be deemed to have been Transferred until they are sold by BMPS1, BMPS2, BMPS3 or BMPS4 as applicable. Notwithstanding the foregoing, with respect to securities acquired by BMPS2 or BMPS4 from any Televisa Investor, such securities will continue to be deemed to be securities held by Televisa regardless of any Transfer by BMPS2 or BMPS4 under the Saban Arrangements.

4.2.165 “Transfer Date” shall have the meaning set forth in Section 5.4(i).

4.2.166 “TV Warrants” shall mean the Corporation warrants exercisable for shares of Class A Common Stock or Class T Common Stock, as applicable, issuable under certain circumstances pursuant to the Transaction Agreements.

4.2.167 “Units” shall have the meaning set forth in the BMPS1 LLC Agreement, the BMPS2 LLC Agreement, the BMPS3 LLC Agreement and the BMPS4 LLC Agreement, as applicable.

4.2.168 “Univision” shall mean Univision Communications Inc., successor in interest to Umbrella Acquisition, Inc., a Delaware corporation.

4.2.169 “Unrestricted Subsidiary” shall mean, as of any date, a subsidiary of the Corporation that is designated as an “Unrestricted Subsidiary” as of such date under the Credit Agreement, dated as of March 29, 2007, as amended June 19, 2009, and as amended and restated as of October 26, 2010, among Univision, Univision of Puerto Rico Inc., the lenders from time to time party thereto, Deutsche Bank AG New York Branch, as administrative agent and collateral agent and the other agents from time to time party thereto, as the same may be amended from time to time, provided that such subsidiary (assuming it was then in existence) could have been designated as an Unrestricted Subsidiary under the definition thereof and Section 5.11 of such Credit Agreement as in effect as of the Closing.

4.2.170 “Voting Percentage” shall have the meaning set forth in the Stockholders Agreement.

4.2.171 “Voting Stock” shall mean shares of Class A Common Stock, Class S-1 Common Stock, Class T-1 Common Stock and Class T-3 Common Stock.

4.3. Shares Identical. Except as otherwise provided in this Section 4, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same powers, preferences, rights and privileges and shall be subject to the same qualifications, limitations and restrictions.

4.4. Voting Rights. Except (a) as required by applicable law, (b) for the election of those Directors that are elected by a specific class of shares as provided in Section 4.5 and (c) as otherwise set forth in this Section 4, the holders of Class A Common Stock, Class S-1 Common Stock, Class T-1 Common Stock and Class T-3 Common Stock shall have and possess all voting powers and voting rights and shall vote together as a single class on all matters submitted to the stockholders of the Corporation for a vote (the “Combined Vote Matters”), with each Non-Restricted Class A Common Share and each share of Class S-1 Common Stock and Class T-1 Common Stock entitled to one vote, the share of Class T-3 Common Stock entitled to a number of votes equal to the T-3 Voting Amount and the

Restricted Class A Common Shares entitled to an aggregate number of votes equal to the Restricted Class A Voting Amount; provided, however, that in no event shall the aggregate number of votes of Restricted Class S-1 Common Shares, the T Voting Amount at such time and the Restricted Class A Voting Amount at such time exceed the FCC FO Voting Cap applicable at such time. Except as required by applicable law, holders of Class S-2 Common Stock and Class T-2 Common Stock, in their capacity as such, shall not have or possess any voting power or voting rights.

4.4.1 Notwithstanding the provisions of Section 242(b)(2) of the DGCL or anything to the contrary in this Section 4, but subject to any applicable provision of Section 4.4.2, the number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the then outstanding Class A Common Stock, Class S-1 Common Stock, Class T-1 Common Stock and Class T-3 Common Stock, voting together as a single class, without a separate class vote of the affected class or classes or any other class.

4.4.2 In addition to any other vote, consent or approval right provided for in this Certificate of Incorporation or required by applicable law and subject to Televisa’s other approval rights set forth in the Principal Investor Agreement and the Stockholders Agreement:

(a) Any amendment, alteration, modification, waiver or repeal of any provision of this Certificate of Incorporation or the Bylaws of the Corporation (as they may be amended from time to time, the “Bylaws”), whether by means of amendment, restatement, merger, consolidation or otherwise, shall require the affirmative vote or written consent of the Majority PITV Investors (or a majority of the outstanding shares of Class A Common Stock, Class S-1 Common Stock, Class T-1 Common Stock and Class T-3 Common Stock, voting together as a single class, following a Principal Investor Two-Thirds Sell-Down).

(b) Any amendment, alteration, modification, waiver or repeal of any provision of this Certificate of Incorporation, including any filing of a certificate of designation, or the Bylaws of the Corporation, whether by means of amendment, restatement, merger, consolidation or otherwise, that, by its terms, adversely affects the voting powers, preferences, or other rights or privileges, or restricts the rights, privileges, powers or immunities, of any class of Common Stock disproportionately to any other class of Common Stock shall require the affirmative vote or written consent of the holders of a majority of the outstanding shares of such affected class. For purposes of the foregoing provision, all classes of Common Stock that are affected in the same manner by any such amendment, alteration, modification, waiver or repeal of any provision shall be treated as a single class.

4.4.3 Notwithstanding anything to the contrary contained herein, the Corporation shall not, and shall cause its subsidiaries not to, take any of the following actions without the affirmative vote or prior written approval of the Televisa Investors holding a majority of the Class T-1 Common Stock held by the Televisa Investors at such time:

(a) Amendments to Charters or Bylaws. Amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation or any of its subsidiaries, whether by means of amendment, restatement, merger, consolidation or otherwise, to the extent that such amendment, alteration or repeal would by its terms, Discriminate against the Televisa Investors as compared to (i) the Principal Investors, prior to both a Sponsor Exit Sell-Down and receipt of TOC Approval, (ii) the public stockholders of the Corporation, following both a Sponsor Exit Sell-Down and receipt of TOC Approval, or (iii) a Purchaser of Control, following a Change of Control.

(b) Leverage. Create, incur, issue or assume (including through a merger, acquisition or otherwise) (i) any Indebtedness (but in the case of creating, incurring, issuing or assuming Refinancing Indebtedness, without double counting for the Indebtedness being refinanced) that results in the Corporation and its consolidated subsidiaries having any Indebtedness in an aggregate principal amount in excess of the greater of (a) the Specified Debt Level and (b) an amount that, after giving pro forma effect thereto (including a pro forma application of the net proceeds therefrom), as if such Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of the most recently ended four fiscal quarters for which financial statements are available that comply with GAAP, would result in the Corporation’s Consolidated Leverage Ratio at the date of such incurrence exceeding nine and one half (9.5) to one (1) (9.5:1); provided that Univision and its consolidated subsidiaries may create, incur, issue or assume an additional principal amount of Indebtedness not to exceed $1 billion, which amount may be used for general corporate purposes in the ordinary course of business, including for the payment of interest, but such amount may not be used for (v) acquisitions of all or substantially all of the assets or equity of any person (or any line of business or division thereof), any business combination the purpose of which is to effect the foregoing and minority investments and/or joint ventures, (w) dividends, (x) related party transactions not in the ordinary course of business, (y) significant changes in operations, or (z) significant non-ordinary course projects; provided, further that this clause (i) shall not apply if, at any time after a Qualified Public Offering, after giving effect to the proceeds of such Qualified Public Offering, the Consolidated Leverage Ratio does not exceed 7:1 or (ii) any Indebtedness for the purpose of financing the payment of any dividends or other distributions or any share repurchases or redemptions (other than from a consolidated subsidiary of the Corporation to the Corporation or such subsidiary’s parent entity if such parent entity is a consolidated subsidiary of the Corporation) unless the Consolidated Leverage Ratio, after giving pro forma effect thereto (including a pro forma application of the net proceeds therefrom), as if such Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of the most recently ended four fiscal quarters for which financial statements that comply with GAAP are available, would not exceed eight and one half (8.5) to one (1) (8.5:1).

(c) Changes to Terms of Shares. Any change to the terms of the Shares (i) held by the Televisa Investors and not by any Principal Investor, if such change is adverse to any of the Televisa Investors, or (ii) held by Televisa Investors and a material amount of which is held by the Principal Investors or held solely by Persons other than Televisa, if the result of such change would Discriminate against Televisa as compared to (x) the Principal Investors prior to both a Sponsor Exit Sell-Down and receipt of TOC Approval, (y) the public stockholders following both a Sponsor Exit Sell-Down and receipt of TOC Approval if there are public stockholders, or (z) a Purchaser of Control following a Change of Control.

(d) Changes in Core Business. Fundamentally change the business of the Corporation and its subsidiaries to a core business other than Spanish-language media and related businesses, which includes but is not limited to television broadcast networks, radio broadcast networks, ownership and operation of television and radio stations (including, for the avoidance of doubt, English-language networks and stations so long as such networks or stations are not the core business), Internet portals and distribution of programming and other media via the internet and other forms of mass-market or specialized channels of communication for popular consumption that develop over time.

(e) Intentionally omitted

(f) Bankruptcy, etc. Commence a voluntary case under the U.S. Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; consent to the entry of an order for relief in an involuntary case, or the conversion of an involuntary case to a voluntary case, under any such law; consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; make a general assignment for the benefit of creditors; or adopt a plan of complete or partial liquidation or dissolution.

(g) Intentionally omitted

(h) Transfer to a Restricted Person. Issue any Shares to a Restricted Person or issue any Shares in connection with any Transfer of any Shares by a member of the Principal Investor Group to a Restricted Person, other than any Transfer described in Section 3.3.4 of the Stockholders Agreement.

(i) Certain Dividends and Distributions. Issue or pay any dividends or distributions in any form other than pro rata dividends and pro rata distributions, in each case, in the form of common stock of the Corporation that is not Class T Common Stock and other than any dividends or distributions paid by Restricted Subsidiaries of Univision solely to Univision or other Restricted Subsidiaries of Univision; provided, that the Corporation may issue or pay any dividends or distributions (but in any case not dividends or distributions of preferred stock or common stock that is Class T Common Stock) without the consent of the Televisa Investors if (i) the Televisa Investors receive their pro rata share of such dividend or distribution on all of their Shares (on an as-exercised and as-converted basis, but without requiring the Televisa Investors to exercise or convert any Convertible Securities) and in the same form of consideration and at the same time as received by the other holders of Shares, (ii) the Board concludes in good faith that the actions taken pursuant to the foregoing clause (i) are consistent with applicable Laws and (iii) the Consolidated Leverage Ratio after giving effect to such dividend or distribution does not exceed 8.5:1; provided, further, that clause (iii) shall terminate if, at any time following a Qualified Public Offering, the Consolidated Leverage Ratio is less than 7:1 (after giving effect to the proceeds of such offering).

(j) Spin-offs; Split-offs; etc. Enter into any spin-off, split-off, exchange transaction or similar transaction involving a subsidiary or business of the Corporation, in each case, a result of which is the issuance or redemption of capital stock of the Corporation or its subsidiaries (a “Spin-Off Transaction”); provided, that the Corporation may enter into any such Spin-Off Transaction without the consent of the Televisa Investors if (i) the Televisa Investors receive at the same time as other holders of Shares with respect to all of their Shares (on an as-exercised and as-converted basis, but without requiring the Televisa Investors to exercise or convert any Convertible Securities) their pro rata amount of the distribution pursuant to such Spin-Off Transaction in the form of securities of the entity or business that is the subject of such Spin-Off Transaction, which securities shall provide the holder thereof with the rights and obligations equivalent to the rights and obligations associated with the Shares held by Televisa as of the date of such Spin-Off Transaction (and in the same proportion to the securities as the securities of the Corporation that Televisa then holds) (the “Spin-Off Securities”), (ii) the Board concludes in good faith that the actions taken pursuant to the foregoing clause (i) are consistent with applicable Laws, (iii) the Principal Investors and the issuer of the Spin-Off Securities agree to enter into a shareholders agreement or other similar arrangements with Televisa that provides Televisa, the Principal Investors and such issuer with equivalent rights and obligations with respect to the entity or business that is the subject of such Spin-Off Transaction, and (iv)(A) in the event that the Consolidated Leverage Ratio immediately prior to such Spin-Off Transaction is less than 8.5:1, the Corporation’s Consolidated Leverage Ratio will not exceed 8.5:1 after giving effect to such Spin-Off Transaction or (B) in the event that the Consolidated Leverage Ratio immediately prior to such Spin-Off Transaction is 8.5:1 or greater, the Corporation’s Consolidated Leverage Ratio will not increase after giving effect to such Spin-Off Transaction; provided, further, that clause (iv) shall terminate if, at any time following a Qualified Public Offering, the Consolidated Leverage Ratio is less than 7:1 (after giving effect to the proceeds of such offering).

(k) Stock Repurchases. Enter into or effect any transaction or series of related transactions involving the direct or indirect repurchase, redemption or other acquisition of securities from any stockholder (other than any repurchase by Univision or any of its wholly-owned subsidiaries of securities of wholly-owned subsidiaries of Univision); provided, that the Corporation may enter into any such repurchase, redemption or other acquisition transaction if (i) the Corporation offers to repurchase from the Televisa Investors securities held by the Televisa Investors in the same pro rata portion (calculated on an as-converted and as-exercised basis, but without requiring the Televisa Investors to exercise or convert any Convertible Securities) of the securities redeemed, repurchased or otherwise acquired pursuant to such repurchase transaction at the same per share value and in exchange for the same form of consideration and at the same time as the other holders of Shares, [and] (ii) the Board concludes in good faith that the actions taken pursuant to the foregoing clause (i) are consistent with applicable Law [and] (iii) the Consolidated Leverage Ratio after giving effect to such repurchase does not exceed 8.5:1, provided, further, that clause (iii) shall terminate if, at any time following a Qualified Public Offering, the Corporation’s Consolidated Leverage Ratio is less than 7:1 (after giving effect to the proceeds of such offering).

(l) Other Restrictions. Unless explicitly required by law or applicable stock exchange rules with respect to clauses (vi) (in respect of procedural matters only and not the right itself) and (ix) below:

(i)	Implement a stockholder rights plan (i.e., poison pill) that would limit Televisa’s ownership interest in the Corporation;

(ii)	Except for the Class T-3 Common Stock, issue equity securities of the Corporation that entitle their holder to multiple votes per security or similar special voting rights;

(iii)	Seek a court or regulatory approval to (x) void or limit any right of Televisa under the Transaction Agreements or (y) to invalidate or make unenforceable any such right (e.g., on the basis of it being against public policy);

(iv)	Petition the FCC, or take any action to support any petition filed by a third party, to request a reduction in the Foreign Ownership Cap (including the FCC FO Voting Cap, the FCC Individual FO Equity Cap or the FCC Individual FO Voting Cap), as such caps are in effect from time to time;

(v)	Amend this Certificate of Incorporation or the Bylaws of the Corporation to permit the removal of a Director (other than Directors appointed exclusively by one or more Principal Investor Groups) other than for cause;

(vi)	Limit the right of the holders of shares of Class T-1 Common Stock to call a special meeting of the Corporation’s stockholders;

(vii)	Create any new requirements for approvals by a supermajority of the Board or the Corporation’s stockholders or a separate class of Directors or stock except, in each case, as provided for in the Transaction Agreements as of ;

(viii)	Amend this Certificate of Incorporation to implement a classified Board; or

(ix)	Require new qualification requirements for directors of the Corporation that would result in excluding the Class T Directors, Sponsor Sell-Down Class T Directors or Post-PI Exit Class T Directors to the Board.

(m) Section 5 Amendments. Amend the provisions of Section 5 of this Certificate of Incorporation or the definitions of terms as used therein.

(n) Period. Except as otherwise provided, the rights granted to the Televisa Investors pursuant to this Section 4.4.3 shall expire upon a Televisa Sell-Down; provided, however, that (i) the Televisa Investors’ rights granted pursuant to Sections 4.4.3(a) (Amendments to Charters or Bylaws), 4.4.3(c) (Change to Terms of Shares), 4.4.3(d) (Changes in Core Business), 4.4.3(h) (Transfer to a Restricted Person) and 4.4.3(m) (Section 5 Amendments) will survive so long as Televisa Investors hold any Shares; (ii) the Televisa Investors’ rights granted pursuant to Sections 4.4.3(b) (Leverage) to the extent such approval right has not already been terminated in accordance with its terms and 4.4.3(f) (Bankruptcy, etc.), will terminate at the time the Televisa Investors have converted all of the TV Warrants held by the Televisa Investors into shares of Common Stock; (iii) the Televisa Investors’ rights granted pursuant to Sections 4.4.3(i) (Certain Dividends and Distributions), Section 4.4.3(j) (Spin-Offs, Split-Offs, etc.) and 4.4.3(k) (Stock Repurchases) shall not apply at any time the Televisa Investors do not hold any TV Warrants; and (iv) the Televisa Investors’ rights granted pursuant to Section 4.4.3(l) (Other Restrictions) shall terminate upon a Televisa Eighty Percent Sell-Down. For the avoidance of doubt, the provisions of this Section 4.4.3 shall survive, in accordance with their terms, any Public Offering or Change of Control. Notwithstanding the foregoing, in no event shall (x) there be any separate class vote with respect to any class of Common Stock in connection with the approval of a Compliant Change of Control Transaction, or (y) except as expressly provided in this Section 4.4 and only to the extent applicable, the separate approval of the Televisa Investors in their capacity as stockholders of the Corporation be required in connection with any agreement, arrangement or transaction that is entered into to effectuate the transfer of Shares pursuant to a Compliant Change of Control Transaction.

4.5. Directors.

4.5.1 Size of Board. Prior to a Sponsor Exit Sell-Down, the number of authorized directors (“Directors”) constituting the Board shall be twenty-two (22). Following a Sponsor Exit Sell-Down, the number of authorized directors constituting the Board shall be eleven (11). Any increase or decrease in the number of Directors constituting the Board which is not made in compliance with this Certificate of Incorporation, the Bylaws of the Corporation and the Principal Investor Agreement shall be an ultra vires act and shall be void.

4.5.2 Election of Directors Prior to Sponsor Exit Sell-Down. Prior to a Sponsor Exit Sell-Down, the twenty-two (22) members constituting the Board shall be elected as follows:

(a) The holders of the Class A Common Stock, the holders of the Class S-1 Common Stock, the holders of the Class T-1 Common Stock and the holders of the Class T-3 Common Stock, voting together as a single class, shall be entitled to elect a number of Directors equal to the then authorized number of Directors that constitute the Board, less the total number of Directors that the holders of Class S-1 Common Stock and Class T-1 Common Stock are then entitled to elect pursuant to Sections 4.5.2(b), (c), and (d). The Directors that the holders of the Class A Common Stock, Class S-1 Common Stock, Class T-1 Common Stock and Class T-3 Common Stock

have the right to elect pursuant to this Section 4.5.2(a) are referred to as the “Independent Directors.” The holders of the Class A Common Stock, the holders of the Class S-1 Common Stock, the holders of the Class T-1 Common Stock and the holders of the Class T-3 Common Stock, voting together as a single class, shall also have the right to remove any Independent Director for cause. Except as otherwise set forth in Section 4.5.2(b) and (d) below, any vacancy in the office of an Independent Director (whether due to resignation, removal or otherwise) or any newly created directorship shall be filled by, the holders of the Class A Common Stock, the holders of the Class S-1 Common Stock, the holders of the Class T-1 Common Stock and the holders of the Class T-3 Common Stock, voting together as a single class.

(b) The holders of the Class S-1 Common Stock, voting as a separate class, shall be entitled to nominate and elect fourteen (14) Directors. The Directors that the holders of the Class S-1 Common Stock have the right to elect hereunder are referred to as the “Class S Directors”. The holders of the Class S-1 Common Stock, voting as a separate class, shall have the right to remove any Class S Director with or without cause. Except with respect to a vacancy resulting from a reduction in the number of Class S Directors following a Sponsor Exit Sell-Down, any vacancy in the office of a Class S Director (whether due to resignation, removal or otherwise) shall be filled solely by the holders of the Class S-1 Common Stock, voting as a separate class. The individuals to be designated and elected as Class S Directors shall be as provided for in the Principal Investor Agreement.

(c) The holders of the Class T-1 Common Stock, voting as a separate class, shall be entitled to nominate and elect four (4) Directors. The Directors that the holders of the Class T-1 Common Stock have the right to elect hereunder are referred to as the “Class T Directors”. The holders of the Class T-1 Common Stock, voting as a separate class, shall also have the right to remove any Class T Director with or without cause. Prior to a Sponsor Exit Sell-Down, any vacancy in the office of a Class T Director (whether due to resignation, removal or otherwise) shall be filled solely by the holders of the Class T-1 Common Stock, voting as a separate class.

(d) The holders of the Class S-1 Common Stock, the holders of the Class T-1 Common Stock and the holders of the Class T-3 Common Stock, voting together as a single class, shall elect one (1) Director, who shall be the Chief Executive Officer of the Corporation (the “CEO Director”). The holders of the Class S-1 Common Stock, the holders of the Class T-1 Common Stock and the holders of the Class T-3 Common Stock, voting together as a single class, shall also have the right to remove the CEO Director in the event such individual is no longer the Chief Executive Officer of the Corporation. Any vacancy in the office of the CEO Director (whether due to resignation, removal or otherwise) shall be filled solely by the holders of the Class S-1 Common Stock, the holders of the Class T-1 Common Stock and the holders of the Class T-3 Common Stock, voting together as a single class.

4.5.3 Election of Directors After a Sponsor Exit Sell-Down But Prior to TOC Approval. Following a Sponsor Exit Sell-Down but prior to receipt of TOC Approval, the eleven (11) members constituting the Board shall be elected as follows:

(a) The holders of the Class A Common Stock, the holders of the Class S-1 Common Stock, the holders of the Class T-1 Common Stock and the holders of the Class T-3 Common Stock, voting as a single class, shall be entitled to elect a number of Directors equal to the then authorized number of Directors that constitute the Board, less the total number of Directors that are being elected from time to time pursuant to Sections 4.5.3(b), (c) and (d). The Directors that the holders of the Class A Common Stock, the holders of the Class S-1 Common Stock, the holders of the Class T-1 Common Stock and the holders of the Class T-3 Common Stock, have the right to elect pursuant to this Section 4.5.3(a) are referred to as the “Sponsor Sell-Down Independent Directors.” The holders of the Class A Common Stock, the holders of the Class S-1 Common Stock, the holders of the Class T-1 Common Stock and the holders of the Class T-3 Common Stock, voting as a single class, shall also have the right to remove any Sponsor Sell-Down Independent Director for cause. Any vacancy in the office of a Sponsor Sell-Down Independent Director (whether due to resignation, removal or otherwise) shall be filled by the holders of the Class A Common Stock, the holders of the Class S-1 Common Stock, the holders of the Class T-1 Common Stock and the holders of the Class T-3 Common Stock, voting as a single class.

(b) The holders of the Class S-1 Common Stock, voting as a separate class, shall be entitled to nominate and elect six (6) Directors (the “Sponsor Sell-Down Class S Directors”), provided that five (5) of the Sponsor Sell-Down Class S Directors shall be independent of each Principal Investor and the Company (within the meaning of the New York Stock Exchange Rules, assuming for purposes of determining whether a Sponsor Sell-Down Class S Director is independent of a Principal Investor, such Principal Investor shall be deemed to be the issuer). The holders of the Class S-1 Common Stock, voting as a separate class, shall have the right to remove any Sponsor Sell-Down Class S Director for cause, or in the case of the Sponsor Sell-Down Class S Director that is not independent of the Principal Investors and the Company, with or without cause. Except with respect to a vacancy resulting from a reduction in the number of Sponsor Sell-Down Class S Directors following both a Sponsor Exit Sell-Down and receipt of TOC Approval, any vacancy in the office of a Sponsor Sell-Down Class S Director (whether due to resignation, removal or otherwise) shall be filled solely by the holders of the Class S-1 Common Stock, voting as a separate class. The individuals to be designated and elected as Sponsor Sell-Down Class S Directors shall be as provided in the Principal Investor Agreement.

(c) Subject to applicable law, the holders of the Class T-1 Common Stock, voting as a separate class, shall be entitled to nominate and elect three (3) Directors. The Directors that the holders of the Class T-1 Common Stock have the right to elect hereunder are referred to as the “Sponsor Sell-Down Class T Directors”. The holders of the Class T-1 Common Stock, voting as a separate class, shall also have the right to remove any Sponsor Sell-Down Class T Director with or without cause. Following a Televisa Sell Down but prior to a Televisa Eighty Percent Sell Down, the number of Sponsor Sell-Down Class T Directors shall be reduced by one (1) and, following a Televisa Eighty Percent Sell-Down, the number of Sponsor Sell-Down Class T Directors shall be zero. Any vacancy in the office of a Sponsor Sell-Down Class T Director (whether due to resignation, removal or otherwise) shall be filled solely by the holders of the Class T-1 Common Stock, voting as a separate class.

(d) The holders of the Class S-1 Common Stock, the holders of the Class T-1 Common Stock and the holders of the Class T-3 Common Stock, voting together as a single class, shall elect one (1) Director, who shall be the Chief Executive Officer of the Corporation (the “Sponsor Sell-Down CEO Director”). The holders of the Class S-1 Common Stock, the holders of the Class T-1 Common Stock and the holders of the Class T-3 Common Stock, voting together as a single class, shall also have the right to remove the Sponsor Sell-Down CEO Director in the event such individual is no longer the Chief Executive Officer of the Corporation. Any vacancy in the office of the Sponsor Sell-Down CEO Director (whether due to resignation, removal or otherwise) shall be filled solely by the holders of the Class S-1 Common Stock, the holders of the Class T-1 Common Stock and the holders of the Class T-3 Common Stock, voting together as a single class.

4.5.4 Election of Directors After Sponsor Exit Sell-Down and TOC Approval. Following both a Sponsor Exit Sell-Down and receipt of TOC Approval, the eleven members constituting the Board shall be elected as follows:

(a) The holders of the Class A Common Stock, the holders of the Class S-1 Common Stock, the holders of the Class T-1 Common Stock and the holders of the Class T-3 Common Stock, voting together as a single class, shall be entitled to elect a number of Directors equal to the then authorized number of Directors that constitute the Board less the total number of Directors that are being elected from time to time pursuant to Sections 4.5.4(b) and (c). The Directors that the holders of the Class A Common Stock, the holders of Class S-1 Common Stock, the holders of the Class T-1 Common Stock and the holders of the Class T-3 Common Stock have the right to elect pursuant to this Section 4.5.4(a) are referred to as the “Post-Sponsor Exit Independent Directors.” The holders of the Class A Common Stock, the holders of Class S-1 Common Stock, the holders of the Class T-1 Common Stock and the holders of the Class T-3 Common Stock, voting together as a single class, shall also have the right to remove any Post-Sponsor Exit Independent Director for cause. Any vacancy in the office of a Post-Sponsor Exit Independent Director (whether due to resignation, removal or otherwise) or any newly created directorship shall be filled by the holders of the Class A Common Stock, the holders of the Class S-1 Common Stock, the holders of the Class T-1 Common Stock and the holders of the Class T-3 Common Stock, voting together as a single class.

(b) The holders of the Class T-1 Common Stock, voting as a separate class, shall be entitled to nominate and elect such number of Directors as would represent a percentage of the then authorized number of Directors that constitute the Board equivalent to the Televisa Investors’ then Voting Percentage (rounded to the nearest whole number of Directors), but, subject to applicable law, in no event less than three (3) Directors. The Directors that the holders of the Class T-1 Common Stock have the right to elect hereunder are referred to as the “Post-Sponsor Exit Class T Directors”. Following a Televisa Sell-Down but prior to a Televisa Eighty Percent Sell-Down, the number of Post-Sponsor Exit Class T Directors shall be reduced by one (1) and, following a Televisa Eighty Percent Sell-Down, the number of Post-Sponsor Exit Class T Directors shall be zero. The holders of the Class T-1 Common Stock, voting as a separate class, shall also have the right to remove any Post-Sponsor Exit Class T Director with or without cause. Except for vacancies resulting from the reduction in the number of Post-Sponsor Exit Class T Directors, any vacancy in the office of a Post-Sponsor Exit Class T Director (whether due to resignation, removal or otherwise) shall be filled solely by the holders of the Class T-1 Common Stock, voting as a separate class.

(c) Following both a Sponsor Exit Sell-Down and receipt of TOC Approval, the individual serving as the Chief Executive Officer of the Corporation shall be a Director (the “Post-Sponsor Exit CEO Director”).

4.5.5 Certain Board Size and Representation Matters. Until the date upon which the Televisa Investors have voluntarily sold ninety-eight percent (98%) or more, in the aggregate, of the shares of Common Stock and Convertible Securities exchangeable or convertible into shares of Common Stock or TV Warrants (on an as-converted basis) held by the Televisa Investors on the Calculation Date as adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations, recapitalizations, reclassifications (including the Reclassification) and other similar capitalization changes, no Restricted Person or Affiliate of a Restricted Person may serve as a member of the Board. In addition, until the earlier of (i) the occurrence of both a Sponsor Exit Sell-Down and receipt of TOC Approval and (ii) Televisa Sell-Down, each of the Independent Directors, the GB Director and the Sponsor Sell-Down Independent Directors shall be recommended for nomination by the unanimous vote of the members of the Nominating Committee (one member of whom shall be appointed by the directors elected by the holders of the Class T-1 Common Stock) and nominated by the majority approval of all of the members of the Board; provided that, if three candidates for an independent director position are not recommended by the Nominating Committee, then the next candidate for such position will be recommended by a majority vote of the Nominating Committee. Following both a Sponsor Exit Sell-Down and receipt of TOC Approval, each of the Post-Sponsor Exit Independent Directors shall be recommended for nomination by a majority vote of the Nominating Committee (one member of whom shall be appointed by the directors elected by the holders of the Class T-1 Common Stock) and nominated by the unanimous vote of all the members of the Board. Each Independent Director, GB Director, Sponsor Sell-Down Independent Director and Post-Sponsor Exit Independent Director shall at all times meet the standard for Independence. Except as expressly set forth in Sections 4.5.2 through 4.5.4, no director may be removed without cause.

4.5.6 Transactions with Televisa Following a Sponsor Exit Sell-Down and TOC Approval. Following both a Sponsor Exit Sell-Down and receipt of TOC Approval, any agreement or transaction between the Corporation or any of its subsidiaries and Televisa or any of its Affiliates (a “Televisa Transaction”) shall require the prior approval of the Audit Committee or other committee comprised solely of Post-Sponsor Exit Independent Directors. Such committee shall establish its own related party transaction policies which will be publicly disclosed in the Corporation’s SEC filings in accordance with applicable law, shall have the power to retain independent legal, financial, accounting and other advisors from time to time as it deems appropriate and shall in its sole discretion be empowered to negotiate any Televisa Transaction on behalf of the Corporation. For the avoidance of doubt, as required under applicable law, the committee’s review of any such Televisa Transaction shall be based on whether the Televisa Transaction is in the best interest of the Corporation.

4.5.7 Stockholder Actions Following a Sponsor Exit Sell-Down and TOC Approval. Following both a Sponsor Exit Sell-Down and receipt of TOC Approval, all stockholder actions shall be taken at a meeting called for such purpose, and not by a written consent of stockholders.

4.6. Dividends; Distributions. Subject to the powers, preferences, rights and privileges of any class of stock (or any series thereof) having any preference or priority over, or rights superior to, the Common Stock that the Corporation may hereafter become authorized to issue and subject to Sections 4.4.3, all holders of the shares of Common Stock, as a single class, shall be entitled to receive all dividends and distributions pro rata based on the number of outstanding shares of Common Stock held by each such holder.

4.7. Stock Splits, Reverse Stock Splits and Stock Dividends. The Corporation shall not in any manner subdivide or increase the number of (by stock split, reverse stock split, stock dividend or other similar manner), or combine in any manner, the outstanding shares of any one class of Common Stock unless a proportional adjustment is made concurrently to the other classes of Common Stock.

4.8. Conversion of Common Stock.

4.8.1 Optional Conversion of Class S-1 Common Stock and Class S-2 Common Stock. Each outstanding share of Class S-1 Common Stock may, at the option of the holder thereof, be converted at any time into one share of Class S-2 Common Stock, and subject to Section 5 below, each outstanding share of Class S-2 Common Stock may, at the option of the holder thereof, be converted into one share of Class S-1 Common Stock. Conversion of any share of Class S-1 Common Stock or Class S-2 Common Stock, as applicable, shall be effected by the holder delivering written notice to the Corporation stating its intent to convert such share into the applicable class of Common Stock into which it is to be converted, together with the certificate evidencing such share to the Corporation at its principal place of business duly endorsed for Transfer. The Corporation shall promptly thereafter issue and send to such holder a new certificate, registered in the name of such holder, evidencing the applicable class of Common Stock into which such share has been converted. Notwithstanding the foregoing, if the certificate evidencing the share(s) to be converted are not delivered to the Corporation at its principal place of business, the conversion shall nonetheless be deemed to have occurred and until so delivered, such certificate shall represent solely the applicable shares of the applicable class of Common Stock into which such share has been converted under this Section 4.8.1.

4.8.2 Optional Conversion of Class T-1 Common Stock and Class T-2 Common Stock. Each outstanding share of Class T-1 Common Stock may, at the option of the holder thereof, be converted at any time into one share of Class T-2 Common Stock, and subject to Section 5.1.1(ii) of the Stockholders Agreement, each outstanding share of Class T-2 Common Stock may, at the option of the holder thereof, be converted into one share of Class T-1 Common Stock. Conversion of any share of any such Common Stock shall be effected by the holder delivering written notice to the Corporation stating its intent to convert such share into the applicable class of Common Stock into which it is to be converted, together with the certificate evidencing such share to the Corporation at its principal place of business duly endorsed for Transfer. The Corporation shall promptly thereafter issue and send to such holder a new certificate, registered in the name of such holder, evidencing the applicable class of Common Stock into which such share has been converted. Notwithstanding the foregoing, if the certificate evidencing the share(s) to be converted are not delivered to the Corporation at its principal place of business, the conversion shall nonetheless be deemed to have occurred and until so delivered, such certificate shall represent solely the applicable shares of the applicable class of Common Stock into which such share has been converted under this Section 4.8.2.

4.8.3 Mandatory Conversion of Class S Common Stock and Class A Common Stock Upon Acquisition by Televisa Investors. Each outstanding share of Class S Common Stock and Class A Common Stock acquired by a Televisa Investor (or a FCC-Approved Trust established by Televisa, or other Person to which a Televisa Investor has assigned shares pursuant to Section 3.1.4(e) of the Stockholders Agreement) shall automatically convert to one share of Class T-1 Common Stock or, if such conversion to Class T-1 Common Stock would cause the Voting Percentage to exceed the Maximum Voting Percentage, one share of Class T-2 Common Stock, in each case, automatically without any further action on the part of the Corporation or the holder thereof. Upon surrender of certificate(s) representing such shares of Class S Common Stock to the Corporation, the Corporation shall promptly issue and deliver to the Televisa Investor a new certificate, registered in the name of the Televisa Investor (or a FCC-Approved Trust established by Televisa, or other Person to which a Televisa Investor has assigned shares pursuant to Section 3.1.4(e) of the Stockholders Agreement), evidencing the applicable class of Common Stock into which such share has been converted. Until so surrendered and exchanged, each such certificate shall represent solely the applicable shares of the applicable class of Common Stock into which such share has been converted under this Section 4.8.3.

4.8.4 Mandatory Conversion of Class T-1 Common Stock and Class T-2 Common Stock. (a) Each outstanding share of Class T-1 Common Stock and Class T-2 Common Stock shall automatically convert to one share of Class A Common Stock, automatically without any further action on the part of the Corporation or the holder thereof and effective immediately upon any Transfer of such share of Class T-1 Common Stock or Class T-2 Common Stock, as applicable, to any Person that is not a Televisa Investor (and is not a FCC-Approved Trust established by Televisa, or other Person to which a Televisa Investor has assigned shares pursuant to the second sentence of Section 3.1.4(e) of the Stockholders Agreement), solely with respect to the Shares so Transferred. (b) In the event no shares of Class T-3 Common Stock are outstanding, each outstanding share of Class T-1 Common Stock shall automatically convert to one share of Class T-2 Common Stock without any further action on the part of the Corporation or the holder thereof and effective immediately upon any event that would cause the Voting Percentage of the Televisa Investors to exceed the Maximum Voting Percentage, including as contemplated by Section 8.3(d) of the Investment Agreement or Section 6.4 of the Principal Investor Agreement. (c) In the case of a conversion contemplated by clause (a) or (b) above, the Corporation shall, promptly after receiving the certificate representing the applicable shares of the applicable class of Class T Common Stock subject to the conversion, issue and send to such holder a new certificate, registered in the name of such holder, evidencing the applicable class of Common Stock into which such share has been converted. Until so surrendered and exchanged, each such certificate shall represent solely the applicable shares of the applicable class of Common Stock into which such share has been converted under this Section 4.8.4.

4.8.5 Mandatory Conversion of Class S Common Stock. (a) Each outstanding share of Class S Common Stock shall automatically convert to one share of Class A Common Stock, automatically and without any further action on the part of the Corporation or the holder thereof and effective immediately upon any Transfer of such share of Class S Common Stock, to any Person that is not a Permitted Transferee of such Person, a Purchaser of Control or a Televisa Investor (for the avoidance of doubt, any shares of Class S Common Stock acquired by any Televisa Investor shall automatically be converted to shares of Class T Common Stock in accordance with Section 4.8.3), solely with respect to the Shares so Transferred. (b) Each outstanding share of Class S Common Stock held by a Principal Investor shall automatically convert to one share of Class A Common Stock upon such Principal Investor ceasing to be a member of a Principal Investor Group without any further action on the part of the Corporation or the holder thereof, (c) In the case of a conversion contemplated by clause (a) or (b) above, the Corporation shall, promptly after receiving the certificate representing the applicable shares of Class S Common Stock subject to the conversion, issue and send to such holder a new certificate, registered in the name of such holder, evidencing the Class A Common Stock into which such share has been converted. Until so surrendered and exchanged, each such certificate shall represent solely the shares of Class A Common Stock into which such share has been converted under this Section 4.8.5.

4.8.6 Mandatory Conversion of Class T-3 Common Stock. (a) The outstanding share of Class T-3 Common Stock shall automatically convert to one share of Class A Common Stock, automatically without any further action on the part of the Corporation or the holder thereof and effective immediately upon any Transfer of such share of Class T-3 Common Stock, to any Person that is not a Televisa Investor or a T-3 Permitted Transferee. (b) The outstanding share of Class T-3 Common Stock shall have the same rights as one share of Class T-1 Common Stock (without any further action on the part of the Corporation or the holder thereof) at any time that a Televisa Supervoting Forfeiture Condition exists. (c) In the case of a conversion contemplated by this Section 4.8.6, the Corporation shall, promptly after receiving the certificates representing the share of Class T-3 Common Stock, issue and send to such holders new certificates, registered in the name of such holder, evidencing the Class A Common Stock, Class T-1 Common Stock or Class T-2 Common Stock (as applicable) into which such share has been converted. Until so surrendered and exchanged, such certificates shall represent the portion of one share of the Class A Common Stock, Class T-1 Common Stock or Class T-2 Common Stock (as applicable) into which such share was converted.

4.9. Effect of Conversion. From and after the time of conversion of any share of Common Stock, the rights of the holder thereof as such shall cease with respect to such share, but for the sake of clarity, not with respect to the share(s) into which it was converted.

4.10. Adjustment of Conversion Ratios for Subdivisions, Combinations or Consolidations. In the event after the date hereof a class of Common Stock is subdivided by stock split, stock dividend or otherwise, or is combined or consolidated, by reclassification or otherwise (the affected class of Common Stock being hereinafter referred to as the “Adjusted Class”), the conversion ratios in Section 4.8 above which apply to a conversion from or into the Adjusted Class shall be equitably adjusted to the extent a proportionate subdivision, combination or consolidation is not simultaneously effected with respect to the class of Common Stock into which or from which the Affected Class may be converted.

4.11. Replacement. Upon receipt of an affidavit of the registered owner of one or more shares of any class of Common Stock (or such other evidence as may be reasonably satisfactory to the Corporation) with respect to the ownership and the loss, theft, destruction or mutilation of any certificate evidencing such shares of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (if the Board, acting in good faith, deems such indemnification to be necessary or advisable), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

4.12. Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

5. Stock Ownership and the Federal Communications Laws.

5.1. Restrictions on Stock Ownership and Transfer. In addition to the automatic suspension (in whole or in part) or elimination of voting rights of Class A held by Restricted Public Stockholders in Section 4.4 and the other actions contemplated by Section 5.3, the Corporation may restrict the ownership, or proposed ownership, of Company Securities of the Corporation by any Restricted Public Stockholder or other Person (other than any Televisa Investor or any Principal Investor and their Permitted Transferees, or a Purchaser of Control, with respect to any Company Securities owned or proposed to be owned by such Persons from time to time) if such ownership or proposed ownership (a) is or could be inconsistent with, or in violation of, any provision of the Federal Communications Laws, (b) limits or impairs or could limit or impair any business activities or proposed business activities of the Corporation under the Federal Communications Laws or (c) subjects or could subject the Corporation to any law, regulation or policy under the Federal Communications Laws to which the Corporation would not be subject but for such ownership or proposed ownership (clauses (a), (b) and (c) collectively, “FCC Regulatory Limitations”); in each case so long as such restriction (excluding the automatic suspension or elimination of voting rights provided for in Section 4.4) is approved by both Televisa and the Majority Principal Investors (or, following both a Sponsor Exit Sell-Down and receipt of TOC Approval, both Televisa and the Board). Notwithstanding anything to the contrary herein, in no event may the Corporation take any action (x) in order to comply with or the Federal Communications Laws that Discriminates against Televisa or the Televisa Investors, (y) that restricts or deprives any Televisa Investor of the ownership, or proposed ownership, of any securities of the Corporation, or (z) that adversely affects the governance rights, rights to Board seats, approval rights, participation rights, tag-along rights, exemption from drag-along obligations, right of first offer, and other rights or obligations of the Televisa Investors set forth in this Certificate of Incorporation and the other Transaction Agreements or the rights of any Televisa Investor with respect to a FCC Permitted Increase in Ownership. For purposes of this Section 5, the term “Federal Communications Laws” shall mean the Communications Act of 1934, as amended, and any successor statute thereto, and the rules, regulations and policies promulgated by the FCC thereunder.

5.2. Requests for Information. If the Corporation believes that the ownership or proposed ownership of Company Securities of the Corporation by any Person (other than a Televisa Investor) may result in an FCC Regulatory Limitation, such Person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to citizenship, other ownership interests and affiliations) as the Corporation shall request.

5.3. Denial of Rights, Refusal to Transfer. If (a) any Person from whom information is requested pursuant to Section 5.2 does not provide all the information requested by the Corporation, or (b) the Corporation shall conclude in its sole discretion that a Person’s ownership or proposed ownership of, or that a Person’s exercise of any rights of ownership with respect to Company Securities of the Corporation, results or could result in an FCC Regulatory Limitation, then, in the case of either clause (a) or clause (b), the Corporation may (i) refuse to permit the Transfer of Company Securities of the Corporation to such Person, (ii) suspend, reduce or eliminate those rights of voting, stock or equity ownership the exercise of which causes or could cause such FCC Regulatory Limitation, (iii) redeem Company Securities of the Corporation held by such Person, (iv) require the exchange of any and all Company Securities of the Corporation held by such Person for warrants with a nominal exercise price that are exercisable for the same number and class of Company Securities of the Corporation exchanged, the form and substance of which warrants shall be determined by the Corporation in its sole discretion, (v) sell the Company Securities of the Corporation held by such Person to an FCC-qualified holder or (vi) Transfer the Company Securities of the Corporation held by such Person to an FCC-Approved Trust, in each case, in accordance with the terms and conditions set forth in Section 5.4, and/or (vii) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such Person, with a view towards obtaining such information or preventing or curing any situation which causes or could cause an FCC Regulatory Limitation; provided, that this Section 5.3 shall not apply to any Principal Investor or any Company Securities of the Corporation they hold without the consent of the Majority Principal Investors (or, following the occurrence of both a Sponsor Exit Sell-Down and receipt of TOC Approval, the consent of the Board), and, in the event such consent is granted, clauses (iv), (v), (vi) and

(vii) shall apply to each Principal Investor on a pro rata basis; and provided further, that this Section 5.3 shall not apply to any Televisa Investors or any Company Securities of the Corporation held by them from time to time. Any refusal of Transfer or suspension, reduction or elimination of rights pursuant to clauses (i) and (ii) respectively, of the immediately preceding sentence shall remain in effect until the requested information has been received and the Corporation has determined in its sole discretion that such Transfer, or the exercise of such suspended, reduced or eliminated rights, as the case may be, will not result in an FCC Regulatory Limitation.

5.4. The terms and conditions of any redemption effected pursuant to clause (iii) of Section 5.3, any sale to a U.S. citizen effected pursuant to clause (v) of Section 5.3 and any Transfer to an FCC-Approved Trust effected pursuant to clause (vi) of Section 5.3 shall be as follows:

(i)  (1) the redemption price of any Company Securities of the Corporation to be redeemed pursuant to Section 5.3(iii) shall be equal to the Fair Market Value (as hereinafter defined) of such shares, and (2) the sale price of any Company Securities to be sold pursuant to Section 5.3(v) shall be equal to the Third Party Purchase Price (as hereinafter defined) of such shares;

(ii) the redemption price of any Company Securities of the Corporation to be redeemed pursuant to Section 5.3(iii) may be paid in cash, Redemption Securities (as hereinafter defined) or any combination thereof;

(iii) if less than all Company Securities of the Corporation are to be redeemed pursuant to Section 5.3(iii), sold pursuant to Section 5.3(v) and/or Transferred pursuant to Section 5.3(vi), as applicable, then the Company Securities of the Corporation to be so redeemed, sold or Transferred shall be selected in such manner as shall be determined by the Corporation’s Board, which may include selection first of the most recently purchased Company Securities of the Corporation, selection by lot or selection in any other manner determined in good faith by the Board; provided, however, that the Corporation’s Board shall only select for such redemption, sale and/or Transfer the Company Securities of the Corporation of any Restricted Public Stockholders and shall not select Company Securities of the Corporation then owned or controlled by a member of the PITV Investor Group;

(iv) at least 15 days’ written notice of the Redemption Date (as hereinafter defined), the Sale Date (as hereinafter defined) or the Transfer Date (as hereinafter defined), as applicable, shall be given to the record holders of Company Securities of the Corporation selected to be redeemed pursuant to Section 5.3(iii), sold pursuant to Section 5.3(v) and/or Transferred pursuant to Section 5.3(vi), as applicable (unless waived in writing by any such holder); provided in the case of redemption that the Redemption Date may be the date on which written notice shall be given to record holders if the cash, Redemption Securities or combination thereof necessary to effect such redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the Company Securities of the Corporation to be so redeemed;

(v) from and after the Redemption Date, any and all rights of whatever nature in respect of the Company Securities of the Corporation selected for redemption pursuant to Section 5.3(iii) (including, without limitation, any rights to vote or participate in dividends declared on Company Securities of the Corporation of the same class or series as the Company Securities of the Corporation selected for redemption), shall cease and terminate, and the holders of such Company Securities selected for redemption pursuant to Section 5.3(iii) shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon such redemption; and

(vi) such other terms and conditions as the Board shall determine in good faith.

For purposes of this Section 5.4:

(a) “Company Securities” shall mean both (i) as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the ownership, membership, partnership, limited liability company or other interests, as the case may be, in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person; and (ii) securities and obligations that, directly or indirectly, whether or not upon the satisfaction of one or more conditions, are convertible into or exercisable or exchangeable for “Company Securities” as described in clause (i) of this definition.

(b) “Fair Market Value” shall mean, with respect to any Company Securities of the Corporation, the volume weighted average sales price for such Company Securities on the New York Stock Exchange or, if such Company Securities are not listed on such exchange, on the principal registered securities exchange on which such Company Securities are listed, during the 30 most recent days on which such Company Securities shall have been traded preceding the day on which notice of redemption shall be given pursuant to this Section 5.4; provided, however, that if such Company Securities are not traded on any securities exchange, “Fair Market Value” shall be determined by the Board in good faith; and provided, further, that “Fair Market Value” as to any Person who purchased his, her or its Company Securities within 120 days of a Redemption Date need not (unless otherwise determined by the Board in good faith) exceed the purchase price paid by such Person.

(c) “Redemption Date” shall mean the date fixed by the Board for the redemption of any Company Securities of the Corporation pursuant to this Section 5.4.

(d) “Redemption Securities” shall mean any debt or equity securities of the Corporation, any subsidiary of the Corporation or any other corporation or other entity, or any combination thereof, having such terms and conditions as shall be approved by the Board and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to this Section 5.4, at least equal to the Fair Market Value of such Company Securities to be redeemed pursuant to this Section 5.4 (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

(e) “Restricted Public Stockholders” shall mean each stockholder of the Corporation (other than the Televisa Investors and the Principal Investors and their Permitted Transferees and a Purchaser of Control) (i) that has acquired Company Securities of the Corporation in or following the Initial Public Offering, and (ii) whose ownership or proposed ownership thereof, or whose exercise of any rights of ownership with respect thereto, results or could result in an FCC Regulatory Limitation.

(f) “Sale Date” shall mean the date on which the Board anticipates the sale of any Company Securities of the Corporation pursuant to this Section 5.4 to occur.

(g) “Third Party Purchase Price” shall mean the cash purchase price at which Company Securities of the Corporation are sold on behalf of the owner of such Company Securities to the highest cash bidder in a sale process conducted by a nationally recognized investment banking firm.

(h) “Transfer Date” shall mean the date on which the Board anticipates the Transfer to an FCC-Approved Trust of any Company Securities of the Corporation pursuant to this Section 5.4 to occur.

6. The business and affairs of the Corporation shall be managed by or under the direction of the Board. The election of directors need not be by ballot unless the Bylaws shall so require.

7. Subject to the Transaction Agreements, in furtherance and not in limitation of the power conferred upon the Board by law, the Board shall have power to make, adopt, alter, amend and repeal from time to time Bylaws, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal Bylaws made by the Board.

8. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect from time to time. No amendment or repeal of this Section 8 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

9. To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders or the Affiliates of the foregoing, other than those officers, directors, stockholders or Affiliates who are employees of the Corporation or its direct or indirect subsidiaries. No amendment or repeal of this Section 9 shall apply (a) to or have any effect on the liability or alleged liability of any such officer, director, stockholder or Affiliate for or with respect to any business opportunities of which such officer, director, stockholder or Affiliate becomes aware prior to such amendment or repeal or (b) be adverse to any Televisa Investor or its Affiliates or director designee(s) without Televisa’s prior written consent.

10. The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, member, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, against expenses (including, without limitation, attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification and advancement of expenses shall not be exclusive of other indemnification rights arising as a matter of law, under any Bylaw, agreement, vote of directors or stockholders or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Section 10 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Section 10 shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

The Corporation shall have the power to purchase and maintain, at its expense, insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL or the terms of this Certificate of Incorporation.

11. The books of the Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board or in the Bylaws.

12. If at any time the Corporation shall have a class of stock registered pursuant to the provisions of the Exchange Act, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent. Special meetings of stockholders for the transaction of such business as may properly come before the meeting may be called by order of the Board, by the Chairman of the Board, by the Chief Executive Officer of the Corporation, by, prior to both a Sponsor Exit Sell-Down and receipt of TOC Approval, by any Principal Investor, by, prior to a Televisa Eighty Percent Sell-Down, Televisa or by the Secretary of the Corporation at the direction of one or more of the foregoing and shall be held at such date and time, within or without the State of Delaware (but within the United States), as may be specified by such order.

13. The Corporation shall not be governed by Section 203 of the DGCL.

14. Subject to Section 4.3 and the Transaction Agreements, the Corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation in the manner now or hereafter prescribed by statute, and, except as specified in this Certificate of Incorporation, all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.

15. Forum. Unless the Corporation consents in writing in advance to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by, or any wrongdoing by, any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate (including as it may be amended from time to time), or the Bylaws, (D) any action to interpret, apply, enforce or determine the validity of the Corporation’s Certificate of Incorporation or the Bylaws, (E) any action asserting a claim governed by the internal affairs doctrine. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 15.

16. The provisions of this Certificate of Incorporation do not derogate any of the rights and obligations of any parties contained in any other Transaction Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this                  day of                 .

UNIVISION HOLDINGS, INC.

By:
Name:
Title:

SIGNATURE PAGE TO UNIVISION HOLDINGS, INC AMENDED AND RESTATED CERTIFICATE OF INCORPORATION